Exhibit 99.1

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

NEWNAN, GEORGIA

CONSOLIDATED FINANCIAL STATEMENTS AS OF

DECEMBER 31, 2006 AND 2005 AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

CERTIFIED PUBLIC ACCOUNTANTS

389 Mulberry Street • Post Office Box One • Macon, GA 31202

Telephone (478) 746-6277 • Facsimile (478) 743-6858

www.mmmcpa.com

RALPH S. McLEMORE, SR., CPA (1902-1981)
SIDNEY B. McNAIR, CPA (1913-1992)

SIDNEY E. MIDDLEBROOKS, CPA, PC	RICHARD A. WHITTEN, JR., CPA
RAY C. PEARSON, CPA	ELIZABETH WARE HARDIN, CPA
J. RANDOLPH NICHOLS, CPA	CAROLINE E. GRIFFIN, CPA
WILLIAM H. EPPS, JR., CPA	RONNIE K. GILBERT, CPA
RAYMOND A. PIPPIN, JR., CPA	RON C. DOUTHIT, CPA
JERRY A. WOLFE, CPA	CHARLES A. FLETCHER, CPA
W. E. BARFIELD, JR., CPA	MARJORIE HUCKABEE CARTER, CPA
HOWARD S. HOLLEMAN, CPA	BRYAN A. ISGETT, CPA
F. GAY McMICHAEL, CPA	DAVID PASCHAL MUSE, JR., CPA

March 15, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Newnan Coweta Bancshares, Inc.

We have audited the accompanying consolidated balance sheets of Newnan Coweta Bancshares, Inc. and Subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Newnan Coweta Bancshares, Inc. and Subsidiary as of December 31, 2006 and 2005 and the results of operations and cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

ASSETS

	2006	2005
Cash and Cash Equivalents
Cash and Due from Banks	$3,328,257	$1,348,295
Federal Funds Sold	9,579,000	11,080,000

	12,907,257	12,428,295

Investment Securities Available for Sale, at Fair Value	12,987,200	10,340,832

Restricted Stocks, at Cost	731,600	599,500

Loans	189,680,656	155,093,855
Allowance for Loan Losses	(2,328,393)	(2,062,180)

	187,352,263	153,031,675

Premises and Equipment	5,846,040	6,089,488

Other Assets	4,282,923	3,664,584

Total Assets	$224,107,283	$186,154,374

The accompanying notes are an integral part of these consolidated balance sheets.

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2006	2005
Deposits
Noninterest-Bearing	$14,800,879	$13,046,276
Interest-Bearing	186,414,876	155,832,774

	201,215,755	168,879,050

Subordinated Debentures	3,093,000	3,093,000

Other Liabilities	2,117,632	1,296,921

Stockholders’ Equity
Common Stock, No Par Value, 5,000,000 Shares Authorized; 967,644 and 900,000 Shares Issued and Outstanding as of December 31, 2006 and 2005, Respectively	11,369,100	8,979,916
Retained Earnings	6,319,153	3,948,211
Accumulated Other Comprehensive Income	(7,357)	(42,724)

	17,680,896	12,885,403

Total Liabilities and Stockholders’ Equity	$224,107,283	$186,154,374

The accompanying notes are an integral part of these consolidated balance sheets.

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31

	2006	2005	2004
Interest Income
Loans, Including Fees	$15,998,734	$11,160,434	$7,510,417
Taxable Securities	588,214	227,389	182,511
Federal Funds Sold	586,478	224,607	66,683

	17,173,426	11,612,430	7,759,611

Interest Expense
Deposits	7,730,202	4,339,885	2,497,367
Other Borrowings	258,703	160,906	23,176

	7,988,905	4,500,791	2,520,543

Net Interest Income	9,184,521	7,111,639	5,239,068
Provision for Loan Losses	384,841	548,225	382,105

Net Interest Income After Provision for Loan Losses	8,799,680	6,563,414	4,856,963

Noninterest Income
Service Charges on Deposit Accounts	251,069	266,934	266,330
Mortgage Origination Fees	352,336	279,867	212,083
Other	217,783	201,076	159,076

	821,188	747,877	637,489

Noninterest Expenses
Salaries and Employee Benefits	3,240,306	2,346,464	1,764,799
Equipment and Occupancy Expenses	722,754	611,850	455,196
Securities Losses, Net	1,026	—	—
Other	1,584,303	1,531,278	1,124,265

	5,548,389	4,489,592	3,344,260

Income Before Income Taxes	4,072,479	2,821,699	2,150,192
Income Taxes	1,566,537	1,112,881	788,440

Net Income	$2,505,942	$1,708,818	$1,361,752

Basic Earnings Per Share	$2.72	$1.90	$1.51

Diluted Earnings Per Share	$2.55	$1.81	$1.47

Dividends Per Share	$0.15	$0.11	$0.10

The accompanying notes are an integral part of these consolidated statements.

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2006	2005	2004
Net Income	$2,505,942	$1,708,818	$1,361,752
Other Comprehensive Income (Loss)
Unrealized Holding Gains (Losses) Arising During Period, Net of Tax of $21,533, $39,939 and $22,066, Respectively	34,732	(65,163)	(33,002)
Reclassification Adjustments for Losses Realized in Net Income, Net of Tax of $389, $0 and $0, Respectively	635	—	—

Other Comprehensive Income (Loss)	35,367	(65,163)	(33,002)

Comprehensive Income	$2,541,309	$1,643,655	$1,328,750

The accompanying notes are an integral part of these consolidated statements.

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	Common Stock		Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Shares	Paid-In
Balance, December 31, 2003	900,000	$8,979,916	$1,066,641	$55,441	$10,101,998
Net Income	—	—	1,361,752	—	1,361,752
Cash Dividends	—	—	(90,000)	—	(90,000)
Other Comprehensive Loss	—	—	—	(33,002)	(33,002)

Balance, December 31, 2004	900,000	8,979,916	2,338,393	22,439	11,340,748
Net Income	—	—	1,708,818	—	1,708,818
Cash Dividends	—	—	(99,000)	—	(99,000)
Other Comprehensive Loss	—	—	—	(65,163)	(65,163)

Balance, December 31, 2005	900,000	8,979,916	3,948,211	(42,724)	12,885,403
Net Income	—	—	2,505,942	—	2,505,942
Cash Dividends	—	—	(135,000)	—	(135,000)
Shares Issued in Connection with Private Placement	66,644	2,379,184	—	—	2,379,184
Shares Issued in Connection with Exercise of Stock Options	1,000	10,000	—	—	10,000
Other Comprehensive Income	—	—	—	35,367	35,367

Balance, December 31, 2006	967,644	$11,369,100	$6,319,153	$(7,357)	$17,680,896

The accompanying notes are an integral part of these consolidated statements.

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2006	2005	2004
Cash Flow from Operating Activities
Net Income	$2,505,942	$1,708,818	$1,361,752
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Depreciation	316,723	261,794	208,506
Provision for Loan Losses	384,841	548,225	382,105
Amortization and Accretion	(40,467)	35,142	72,010
Deferred Income Taxes	36,807	(188,117)	(81,160)
Loss on Sales of Securities	1,026	—	—
Increase in Interest Receivable	(432,710)	(378,916)	(42,490)
Increase in Interest Payable	844,256	612,241	81,198
Increase (Decrease) in Income Taxes Payable	(107,003)	203,112	(196,546)
Net Other Operating Activities	(160,657)	(101,515)	(38,063)

	3,348,758	2,700,784	1,747,312

Cash Flow from Investing Activities
Purchases of Securities Available for Sale	(8,697,274)	(6,438,287)	(1,790,980)
Proceeds from Sale of Securities Available for Sale	84,567	—	—
Proceeds from Maturities of Securities Available for Sale	6,062,824	64,867	3,038,180
Investment in Statutory Trust	—	(93,000)	—
Purchase of Federal Home Loan Bank Stock	(88,600)	—	(269,300)
Sale of Federal Home Loan Bank Stock	—	168,700	—
Purchase of Federal Reserve Bank Stock	(43,500)	(46,500)	—
Net (Increase) Decrease in Federal Funds Sold	1,501,000	(5,447,000)	(410,000)
Net Increase in Loans	(34,709,628)	(32,048,437)	(25,350,599)
Purchase of Premises and Equipment	(73,274)	(2,011,921)	(1,328,411)
Purchase of Bank Owned Life Insurance	—	—	(2,000,000)
Proceeds from Sale of Other Real Estate and Repossessions	4,200	298,677	—

	(35,959,685)	(45,552,901)	(28,111,110)

Cash Flow from Financing Activities
Net Increase in Deposits	32,336,705	43,827,614	22,033,043
Increase (Decrease) in Other Borrowings	—	(5,000,000)	5,000,000
Dividends Paid	(135,000)	(99,000)	(90,000)
Proceeds from Issuance of Subordinated Debentures	—	3,093,000	—
Proceeds from the Sale of Stock	2,379,184	—	—
Exercise of Stock Options	10,000	—	—

	34,590,889	41,821,614	26,943,043

Net Increase (Decrease) in Cash and Due from Banks	1,979,962	(1,030,503)	579,245
Cash and Due from Banks, Beginning	1,348,295	2,378,798	1,799,553

Cash and Due from Banks, Ending	$3,328,257	$1,348,295	$2,378,798

The accompanying notes are an integral part of these consolidated statements.

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2006	2005	2004
Supplemental Disclosures
Cash Paid During the Year for
Interest	$7,144,648	$3,888,550	$2,439,345

Income Taxes	$1,851,316	$976,500	$1,085,161

Noncash Investing Activities
Change in Unrealized (Gain) Loss on Securities Available for Sale	$(57,043)	$105,102	$55,068

The accompanying notes are an integral part of these consolidated statements.

NEWNAN COWETA BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Summary of Significant Accounting Policies

Nature of Business

Newnan Coweta Bancshares, Inc. (the Company) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Neighborhood Community Bank (the Bank). The Bank is a commercial bank with the main office and one branch located in Newnan, Coweta County, Georgia, one branch located in Peachtree City, Fayette County, Georgia and a mortgage origination office located in Port Orange, Volusia County, Florida. The Bank provides a full range of banking services in its primary market area of Coweta County and the surrounding counties. The Bank is a state-chartered member of the Federal Reserve System.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, deferred income taxes, and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, deposits, federal funds purchased and other borrowings are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. There were no reserve balance requirements at December 31, 2006 and 2005.

(1)	Summary of Significant Accounting Policies (Continued)

Investment Securities

All debt securities are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of the related deferred tax effect.

The amortization of premiums and accretion of discounts are recognized in interest income using methods which approximate the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Restricted Stocks

Restricted stocks consist of investments in stocks of a Federal Home Loan Bank (FHLB) and a Federal Reserve Bank (FRB), required for every federally insured institution that utilizes their services. FHLB and FRB stocks are considered restricted, as defined in Statement of Financial Accounting Standards (SFAS) No. 115; accordingly, the provisions of SFAS No. 115 are not applicable to these investments. The FHLB and FRB stocks are reported in the consolidated financial statements at cost. Dividend income is recognized when earned.

Loans

Loans are reported at their outstanding principal balances less deferred fees and the allowance for loan losses. Interest income is accrued on the outstanding principal balance.

Nonrefundable loan fees, net of direct loan origination costs, are deferred with the net amount recognized into interest income over the life of the loans using a method that approximates a level yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cost-recovery method until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

(1)	Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, reviews of specific problem loans, concentrations and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are any significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the asset has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

(1)	Summary of Significant Accounting Policies (Continued)

Company-Owned Life Insurance

During 2004, the Company purchased insurance on the lives of five executive officers. The policies accumulate asset values to meet future liabilities related to employee benefits. Increases in the cash surrender value are recorded as other income in the consolidated statements of income. The cash surrender value of the company-owned life insurance is reflected in other assets on the consolidated balance sheets in the amount of $2,195,881 and $2,117,753 as of December 31, 2006 and 2005, respectively.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options and warrants.

Stock-Based Compensation Plans

In December 2004, the Financial Accounting Standards Board (FASB) revised SFAS No. 123 (SFAS No. 123R). SFAS No. 123R, Share-Based Payment, requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on fair values. Proforma disclosure is no longer an alternative to financial statement recognition. SFAS No. 123R was effective for periods beginning after December 15, 2005. The Company adopted the provisions of SFAS No. 123R beginning January 1, 2006. Because all options and warrants granted by the Company had vested as of December 31, 2005, the implementation of SFAS No. 123R did not have an impact on the Company.

Prior to the implementation of SFAS No. 123R, the Company accounted for stock-based compensation plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based compensation cost was reflected in net income, as all options and warrants granted under those plans had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, to stock-based compensation for the years ended December 31.

(1)	Summary of Significant Accounting Policies (Continued)

Stock-Based Compensation Plans (Continued)

	2006	2005	2004
Net Income, as Reported	$2,505,942	$1,708,818	$1,361,752
Total Stock Based Compensation Expense Determined Under Fair Value Based Method for all Awards, Net of Related Tax Effects	—	23,593	23,593

Proforma Net Income	$2,505,942	$1,685,225	$1,338,159

Earnings Per Share
Basic, as Reported	$2.72	$1.90	$1.51

Basic, Proforma	$2.72	$1.87	$1.49

Diluted, as Reported	$2.55	$1.81	$1.47

Diluted, Proforma	$2.55	$1.79	$1.45

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income.

Concentrations of Credit Risk

Lending is concentrated in commercial and real estate loans to local borrowers. The Company has a high concentration of real estate loans; however, these loans are well collateralized and, in management’s opinion, do not pose an adverse credit risk. In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk. Although the Company has a diversified loan portfolio, a substantial portion of borrowers’ ability to honor their contracts is dependent upon the viability of the real estate economic sector.

The success of the Company is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on the Company’s results of operations and financial condition. The operating results of the Company depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

At times, the Company may have cash and cash equivalents at financial institutions in excess of insured limits. The Company places its cash and cash equivalents with high credit quality financial institutions whose credit rating is monitored by management to minimize credit risk.

(1)	Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 is a replacement of APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine period – specific effects of an accounting change on one or more individual prior periods presented. Then the new accounting principle is applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment is made to the opening balance of retained earnings for that period rather that being reported in a statement of income. Further, the accounting principle is to be applied prospectively from the earliest date when it is impracticable to determine the effect to all prior periods. The Company adopted SFAS No. 154 as January 1, 2006 as required and its effect on the consolidated financial statements, to date, has not been material. Adoption of this statement could have an impact if there are future voluntary accounting changes and corrections of errors.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets. SFAS No. 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, and permits an entity to subsequently measure those servicing assets and servicing liabilities at fair value. This pronouncement is effective for the Company beginning in fiscal year 2007. The Company does not believe the adoption of SFAS No. 156 will have a material impact on its results of operations and financial position.

In June 2006, the FASB issued Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109. FIN 48 clarifies that the benefit of a position taken or expected to be taken in a tax return should be recognized in a company’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes, when it is more likely than not that the position will be sustained based on its technical merits. FIN 48 also prescribes how to measure the tax benefit recognized and provides guidance on when a tax benefit should be derecognized as well as various other accounting, presentation and disclosure matters. This interpretation is effective for the Company beginning in fiscal year 2007. The Company does not believe the adoption of FIN 48 will have a material impact on its results of operations and financial position.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This standard defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America, and expands disclosure about fair value measurements. This pronouncement applies to other accounting standards that require or permit fair value measurements. Accordingly, this statement does not require any new fair value measurement. This statement is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company will be required to adopt SFAS No. 157 in the first quarter of fiscal year 2008. Management is currently evaluating the requirements of SFAS No. 157 and has not yet determined the impact on the Company’s consolidated financial statements.

(2)	Investment Securities

The amortized cost and fair value of securities available for sale are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2006
U.S. Government Agencies	$12,999,067	$35,382	$(47,249)	$12,987,200

December 31, 2005
U.S. Government Agencies	$10,261,329	$—	$(68,592)	$10,192,737
Mortgage Backed Securities	148,413	—	(318)	148,095

	$10,409,742	$—	$(68,910)	$10,340,832

Securities with a carrying value of approximately $4,491,000 and $3,768,200 at December 31, 2006 and 2005, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

The amortized cost and fair value of securities available for sale as of December 31, 2006 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or repay obligations with or without call or prepayment penalties.

	Securities Available for Sale
	Amortized Cost	Fair Value
Due in One Year or Less	$2,402,492	$2,398,520
Due After One Year Through Five Years	8,600,857	8,582,680
Due After Five Years Through Ten Years	1,995,718	2,006,000

	$12,999,067	$12,987,200

There were no gross realized gains on the disposition of investments in 2006, 2005 and 2004. Gross realized losses on the disposition of investments totaled $1,026, $0, and $0 in 2006, 2005 and 2004, respectively.

(2)	Investment Securities (Continued)

Information pertaining to securities with gross unrealized losses at December 31, 2006 and 2005 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months
	Fair Value	Gross Unrealized Loss
December 31, 2006
U.S. Government Agencies	$4,429,650	$47,249

December 31, 2005
U.S. Government Agencies	$10,192,737	$68,592
Mortgage Backed	100,565	318

	$10,293,302	$68,910

Management evaluates securities for other than temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2006, the debt securities with unrealized losses depreciated 1.07 percent from the Bank’s amortized cost basis. These securities are guaranteed by either the U.S. Government or U.S. Government sponsored corporations. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

(3)	Loans

The composition of loans as of December 31 is summarized as follows:

	2006	2005
Commercial and Financial	$24,921,861	$20,950,267
Real Estate-Acquisition and Development	47,409,078	23,956,824
Real Estate–Construction	32,880,904	33,869,308
Real Estate–Mortgage	81,615,401	73,383,664
Consumer Installment and Other	2,947,164	3,061,001

	189,774,408	155,221,064
Deferred Loan Fees	(93,752)	(127,209)
Allowance for Loan Losses	(2,328,393)	(2,062,180)

	$187,352,263	$153,031,675

The Company originates primarily commercial, residential and consumer loans to customers in Coweta County and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas. Eighty-five percent of the Company’s loan portfolio is secured by real estate, of which a substantial portion is secured by real estate in the Company’s market area.

The Company has a credit exposure (loans outstanding plus unfunded lines of credit) exceeding 25 percent of the Company’s total risk based capital to borrowers in the following industries at December 31, 2006:

Retail	$12,024,030
Office	18,689,685
Gas Station / C-Store	8,201,361
Multi-Family	5,376,438
1-4 Family	19,559,685
Speculative Construction	33,603,661
Presold Construction	5,921,504
Land Development	47,781,727
Vacant Land	26,235,781

Changes in the allowance for loan losses for the years ended December 31 are as follows:

	2006	2005	2004
Balance, Beginning	$2,062,180	$1,606,399	$1,218,260
Provision for Loan Losses	384,841	548,225	382,105
Loans Charged Off	(136,542)	(96,194)	(13,781)
Recoveries of Loans Previously Charged Off	17,914	3,750	19,815

Balance, Ending	$2,328,393	$2,062,180	$1,606,399

(3)	Loans (Continued)

Management has identified no amounts of impaired loans as defined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as of and for the years ended December 31, 2006 and 2005. Loans past due 90 days and still accruing interest totaled $69,953 and $0 on December 31, 2006 and 2005, respectively. Nonaccrual loans on December 31, 2006 and 2005 totaled $128,543 and $264,600, respectively.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction, and repayment terms are customary for the type of loan. Changes in related party loans are shown below as of December 31:

	2006	2005
Balance, Beginning	$4,674,487	$4,283,046
Advances	4,803,912	2,193,479
Repayments	(1,343,754)	(1,802,038)

Balance, Ending	$8,134,645	$4,674,487

(4)	Premises and Equipment

Premises and equipment as of December 31 is summarized as follows:

	2006	2005
Land and Improvements	$1,722,806	$1,738,039
Buildings	3,870,620	3,864,084
Furniture and Equipment	1,459,091	1,397,305
Construction in Process	20,185	—

	7,072,702	6,999,428
Accumulated Depreciation	(1,226,662)	(909,940)

	$5,846,040	$6,089,488

Leases

The Company leases the land for the downtown branch facility under a noncancelable operating lease with an initial lease term of five years with three five-year renewal options. The Company is responsible for utilities, property taxes, insurance and routine maintenance. The Company also leases office space for a loan production office in Stockbridge, Georgia with a lease term of two years, another loan production office in Duluth, Georgia with a lease term of six months, and a mortgage origination office in Port Orange, Florida with a lease term of one year.

During 2006, the Company entered into a thirty-six month operating lease for an automobile to be used by an executive officer.

(4)	Premises and Equipment (Continued)

Future minimum lease payments on these leases totaled $42,237, $10,750 and $2,687 for the years ending December 31, 2007, 2008 and 2009, respectively.

Rental expense under all operating leases totaled $60,955, $101,410 and $63,545 for the years ended December 31, 2006, 2005 and 2004, respectively.

The operations of the mortgage production office in Port Orange, Florida moved in December 2006 to a smaller office. This move reduced the monthly lease payment from $1,875 to $666.

(5)	Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $3,807 and $106,882 as of December 31, 2006 and 2005, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2006	2005
Interest Bearing Demand	$27,669,452	$24,306,601
Savings	1,967,756	4,161,976
Time, $100,000 and Over	53,020,553	50,122,117
Other Time	103,757,115	77,242,080

Balance, Ending	$186,414,876	$155,832,774

The aggregate amount of short-term time deposits in denominations of $100,000 or more at December 31, 2006 and 2005 was $45,060,046 and $39,520,110, respectively. The scheduled maturities of time deposits at December 31, 2006 are as follows:

Year	Amount
2007	$124,812,424
2008	25,121,945
2009	6,442,199
2010	297,000
2011	104,100

$156,777,668

(6)	Other Borrowings

The Company has a line of credit in the amount of $2,275,000 from a bank with interest payable quarterly at prime less .50 percent or 7.75 percent at December 31, 2006. The line of credit is collateralized by 900,000 shares of Neighborhood Community Bank stock. As of December 31, 2006, advances under that line have been repaid and the draw period has expired.

During 2004, Neighborhood Community Bank executed a borrowing agreement with the Federal Home Loan Bank of Atlanta to provide reliable, attractively priced funds as a funding source for the Bank’s growth. The line of credit is secured by loans originated by Neighborhood Community Bank and held in its portfolio. The Federal Home Loan Bank determines the eligibility of each loan as qualifying collateral to secure this line of credit. At December 31, 2006, Neighborhood Community Bank had no advances.

(7)	Employee and Director Benefits

Stock Options

The Company has a stock option plan which grants key employees options to purchase shares of common stock of the Company. Option prices and terms are determined by a committee appointed by the board of directors. The plan provides for a total of 150,000 options to purchase common shares of the Company. As of December 31, 2006 and 2005, 45,000 options under the plan have been granted.

Other pertinent information related to the options for the years ended December 31:

	2006		2005
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Options Outstanding, Beginning	45,000	$10.00	45,000	$10.00
Granted	—	—	—	—
Exercised	1,000	$10.00	—	—

Options Outstanding, Ending	44,000	$10.00	45,000	$10.00

Exercisable, Ending	44,000	$10.00	45,000	$10.00

	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding and Exercisable, Ending	44,000	$10.00	3.5 Years

(7)	Employee and Director Benefits (Continued)

Stock Warrants

In recognition of the efforts and financial risks undertaken by the Company’s organizers, the Company granted each organizer an opportunity to purchase a number of shares of the Company’s common stock. The warrants vest over a three-year period from the date the Bank was incorporated and are exercisable in whole or in part during the ten-year period following the incorporation date, at an exercise price equal to $10 per share. The warrants are nontransferable, but shares issued pursuant to the exercise of warrants will be transferable, subject to compliance with applicable securities laws. At December 31, 2006 and 2005, there were 40,000 warrants outstanding and exercisable.

Other pertinent information related to the warrants for the years ended December 31:

	2006		2005
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Warrants Outstanding, Beginning	40,000	$10.00	40,000	$10.00
Granted	—	—	—	—
Exercised	—	—	—	—

Warrants Outstanding, Ending	40,000	$10.00	40,000	$10.00

	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding and Exercisable, Ending	40,000	$10.00	2 Years

401(k) Profit Sharing Plan

The Company has a 401(k) profit sharing plan available to all eligible employees, subject to certain minimum age and service requirements. Contributions charged to expense totaled $11,879, $10,952 and $7,309 for the years ended December 31, 2006, 2005 and 2004, respectively.

Deferred Compensation Plan

In 2005, the Bank commenced a salary continuation plan covering its executive officers through individual contracts. Under this plan, the Bank is committed to pay the individuals an annual benefit as defined in each individual contract. The benefit will be paid over a period of 15 years beginning at age 65. If the individual dies before age 65, the amount of the annual benefit will be distributed to the individual’s beneficiary for a period of 15 years. Liabilities accrued under the plan totaled $89,188 and $36,486 as of December 31, 2006 and 2005, respectively. Expense charged to operations totaled $52,702 and $36,486 for the years ended December 31, 2006 and 2005, respectively. No benefits have been paid as of December 31, 2006.

(8)	Income Taxes

Income tax expense consists of the following for the years ended December 31:

	2006	2005	2004
Current Federal Expense	$1,280,364	$1,134,995	$785,841
Deferred Federal Expense (Benefit)	36,807	(188,117)	(81,160)

Federal Income Tax Expense	1,317,171	946,878	704,681
Current State Income Tax Expense	249,366	166,003	83,759

	$1,566,537	$1,112,881	$788,440

The Company’s income tax differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	2006	2005	2004
Statutory Federal Income Taxes	$1,384,643	$959,378	$731,065
State Taxes	(49,554)	(58,242)	(30,474)
Officer Life Insurance	(26,564)	(23,033)	(17,003)
Other	8,646	68,775	21,093

Actual Federal Income Taxes	$1,317,171	$946,878	$704,681

The components of deferred income taxes as of December 31 are as follows:

	2006	2005
Deferred Tax Assets
Loan Loss Reserves	$734,873	$642,652
Salary Continuation Liability	30,324	12,405
Preopening and Organization Expenses	—	1,032

	765,197	656,089
Deferred Tax Liabilities
Depreciation	(236,574)	(90,659)
Deferred Tax Asset on Unrealized Securities Gains and Losses	4,509	26,186

Net Deferred Tax Assets	$533,132	$591,616

(9)	Earnings Per Share

Presented below is a summary of the components used to calculate basic and diluted earnings per share for the years ended December 31:

	2006	2005	2004
Basic Earnings Per Share
Weighted Average Common Shares Outstanding	921,512	900,000	900,000

Net Income	$2,505,942	$1,708,818	$1,361,752

Basic Earnings Per Share	$2.72	$1.90	$1.51

Diluted Earnings Per Share
Weighted Average Common Shares Outstanding	921,512	900,000	900,000
Net Effect of the Assumed Exercise of Stock Options Based on the Treasury Stock Method Using Average Market Prices for the Year	59,441	42,027	24,588

Total Weighted Average Common Shares and Potential Common Shares Outstanding	980,953	942,027	924,588

Net Income	$2,505,942	$1,708,818	$1,361,752

Diluted Earnings Per Share	$2.55	$1.81	$1.47

(10)	Subordinated Debentures (Trust Preferred Securities)

On December 8, 2005, the Company established NCB Statutory Trust I (the Trust). It is a wholly-owned statutory business trust. The Company is the sole sponsor of the Trust and acquired the Trust’s common securities for $93,000. The Trust was created for the exclusive purpose of issuing 30-year capital trust preferred securities (Trust Preferred Securities) in the aggregate amount of $3,000,000 and using the proceeds to acquire junior subordinated debentures (Subordinated Debentures) issued by Newnan Coweta Bancshares. The sole assets of the Trust are the Subordinated Debentures. The Company’s aggregate $93,000 investment in the Trust is included in other assets in the accompanying consolidated balance sheets, and the $3,093,000 obligation of Newnan Coweta Bancshares is reflected in subordinated debt.

The Trust Preferred Securities bear a fixed rate of 6.395 percent until December 15, 2010, at which time the securities will bear a floating rate set each quarter based on a spread over 3-month LIBOR plus 1.50 percent. The Trust Preferred Securities mature December 15, 2035. Distributions are payable quarterly. The Trust Preferred Securities are subject to mandatory redemption upon repayment of the Subordinated Debentures at their stated maturity date or earlier redemption in an amount equal to their liquidation amount plus accumulated and unpaid distributions to the date of redemption. The Company guarantees the payment of distributions and payment for redemption or liquidation of the Trust Preferred Securities to the extent of funds held by the Trust. The Company’s obligations under the Subordinated Debentures together with the guarantee and other back-up obligations, in the aggregate, constitute a full and unconditional guarantee by Newnan Coweta Bancshares of the obligations of the Trust under the Trust Preferred Securities.

(10)	Subordinated Debentures (Trust Preferred Securities) (Continued)

The Subordinated Debentures are unsecured, bear interest at a rate equal to the rates paid by the Trust on the Trust Preferred Securities and mature on the same date as those noted above for the Trust Preferred Securities. Interest is payable quarterly. The Company may defer the payment of interest at any time for a period not exceeding 20 consecutive quarters provided that deferral period does not extend past the stated maturity.

Subject to approval by the Federal Reserve Bank of Atlanta, the Trust Preferred Securities may be redeemed prior to maturity at the Company’s option on or after December 15, 2010. The Trust Preferred Securities may also be redeemed in whole or in part, at any time within 90 days following the occurrence of a special event at the Special Redemption Price. Special Events would include a tax event, an investment company event or a capital treatment event.

The Trust Preferred Securities qualify as Tier 1 capital under current regulatory definitions subject to certain limitations.

The interest income received from the Company’s trust totaled $6,063 and $0 for the years ended December 31, 2006 and 2005, respectively. The interest expense paid to the trust totaled $201,643 and $0 for the years ended December 31, 2006 and 2005, respectively.

(11)	Commitments and Contingencies

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company’s commitments for the years ended December 31 is as follows:

	2006	2005
Commitments to Extend Credit	$30,426,930	$30,571,944
Letters of Credit	1,338,146	965,430

	$31,765,076	$31,537,374

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

(11)	Commitments and Contingencies (Continued)

Loan Commitments (Continued)

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deemed necessary.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s consolidated financial statements.

(12)	Regulatory Matters

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2006, approximately $984,000 of retained earnings was available for dividend declaration without regulatory approval.

The Company and the Bank are also subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2006 and 2005, the Company and the Bank met all capital adequacy requirements to which they are subject.

(12)	Regulatory Matters (Continued)

As of December 31, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In Thousands)
December 31, 2006
Total Capital to Risk-Weighted Assets
Consolidated	$23,016	11.79%	$15,609	8.00%	N/A	N/A
Bank	22,998	11.78	15,618	8.00	$19,523	10.00%
Tier 1 Capital to Risk-Weighted Assets
Consolidated	20,688	10.60	7,802	4.00	N/A	N/A
Bank	20,670	10.58	7,807	4.00	11,711	6.00
Tier 1 Capital to Average Assets
Consolidated	20,688	9.47	8,738	4.00	N/A	N/A
Bank	20,670	9.47	8,731	4.00	10,913	5.00
December 31, 2005
Total Capital to Risk-Weighted Assets
Consolidated	$17,851	11.11%	$12,855	8.00%	N/A	N/A
Bank	17,920	11.15	12,855	8.00	$6,068	10.00%
Tier 1 Capital to Risk-Weighted Assets
Consolidated	15,842	9.86	6,427	4.00	N/A	N/A
Bank	15,911	9.90	6,427	4.00	9,641	6.00
Tier 1 Capital to Average Assets
Consolidated	15,842	8.90	7,120	4.00	N/A	N/A
Bank	15,911	8.94	7,120	4.00	8,900	5.00

(13)	Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments.

Cash, Due From Banks and Federal Funds Sold - The carrying amount of cash, due from banks and federal funds sold approximates fair value.

Securities - Fair values of securities is based on available quoted market prices. The carrying amount of equity securities, including restricted equity securities, with no readily determinable fair value approximates fair value.

Loans - The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.

Deposits - The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Borrowings - The fair value of long-term debt is based upon the discounted value of contractual cash flows using a discount rate consistent with currently offered rates of similar duration.

Accrued Interest - The carrying amounts of accrued interest approximate their fair value.

Off-Balance Sheet Instruments - The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

(13)	Fair Value of Financial Instruments (Continued)

The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Cash Due from Banks, and Federal Funds Sold	$12,907,257	$12,907,257	$12,428,295	$12,428,295
Securities Available for Sale	12,987,200	12,987,200	10,340,832	10,340,832
Restricted Stocks	731,600	731,600	599,500	599,500
Loans	187,352,263	189,774,000	153,031,675	152,454,000
Accrued Interest Receivable	1,345,050	1,345,050	912,340	912,340
Liabilities
Deposits	201,215,755	197,541,000	168,879,050	165,113,000
Subordinated Debentures	3,093,000	3,039,514	3,093,000	3,093,000
Accrued Interest Payable	1,886,938	1,886,938	1,042,682	1,042,682
Letters of Credit	—	1,338,146	—	965,430
Commitments to Extend Credit	—	30,426,930	—	30,571,944

(14)	Supplemental Financial Data

Components of other operating expenses in excess of one percent of total revenue for the years ended December 31 are as follows:

	2006	2005	2004
Professional fees	$205,828	$206,711	$149,379
Data processing fees	495,974	473,051	384,358
Director fees	223,050	205,350	105,850

(15)	Private Placement

During 2006, the Company offered a maximum of 84,000 shares of common stock through a private placement. The offering was eligible to qualified investors under an exemption from registration contained in Section 4(2) of the Securities Act of 1933 and Rule 505 of Regulation D under the Securities Act. As of December 31, 2006, a total of 66,644 shares of common stock were sold resulting in net proceeds of $2,379,184. The offering closed on February 15, 2007.

(16)	Parent Company Financial Information

NEWNAN COWETA BANCSHARES, INC. (PARENT ONLY)

BALANCE SHEETS

DECEMBER 31

	2006	2005
ASSETS
Cash	$26,449	$26,246
Investment in Subsidiaries	20,756,211	15,960,921

Total Assets	$20,782,660	$15,987,167

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other Liabilities	$8,764	$8,764

Subordinated Debentures	3,093,000	3,093,000

Stockholders’ Equity
Common Stock, No Par Value, 5,000,000 Shares Authorized; 967,644 and 900,000 Shares Issued and Outstanding as of December 31, 2006 and 2005, Respectively	11,369,100	8,979,916
Retained Earnings	6,319,153	3,948,211
Accumulated Other Comprehensive Income	(7,357)	(42,724)

	17,680,896	12,885,403

Total Liabilities and Stockholders’ Equity	$20,782,660	$15,987,167

(16)	Parent Company Financial Information (Continued)

NEWNAN COWETA BANCSHARES, INC. (PARENT ONLY)

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2006	2005	2004
Income
Dividends from Subsidiaries	$336,643	$139,774	$100,000
Interest	1,203	748	359
Miscellaneous	—	5,000	—

	337,846	145,522	100,359

Expenses
Interest	201,644	40,775	—
Other	1,000	7,995	10,715

	202,644	48,770	10,715

Income Before Income Tax Benefit and Equity in Undistributed Earnings of Subsidiaries	135,202	96,752	89,644
Income Tax Benefit	—	—	9,263

Income Before Equity in Undistributed Earnings of Subsidiaries	135,202	96,752	98,907
Equity in Undistributed Earnings of Subsidiaries	2,370,740	1,612,066	1,262,845

Net Income	2,505,942	1,708,818	1,361,752

Other Comprehensive Income (Loss)
Unrealized Holding Gains (Losses) Arising During Period, Net of Tax of $21,533, $39,939 and $22,066, Respectively	34,732	(65,163)	(33,002)
Reclassification Adjustments for Losses Realized in Net Income, Net of Tax $389, $0 and $0, Respectively	635	—	—

	35,367	(65,163)	(33,002)

Comprehensive Income	$2,541,309	$1,643,655	$1,328,750

(16)	Parent Company Financial Information (Continued)

NEWNAN COWETA BANCSHARES, INC. (PARENT ONLY)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2006	2005	2004
Cash Flows from Operating Activities
Net Income	$2,505,942	$1,708,818	$1,361,752
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Equity in Earnings of Subsidiaries	(2,370,740)	(1,612,066)	(1,262,845)
Net Other Operating Activities	1	6,198	2,566

	135,203	102,950	101,473

Cash Flows from Investing Activities
Capital Infusion in Subsidiary	(2,389,184)	(3,000,000)	—
Investment in Statutory Trust	—	(93,000)	—

	(2,389,184)	(3,093,000)	—

Cash Flows from Financing Activities
Dividends Paid	(135,000)	(99,000)	(90,000)
Proceeds from Sale of Stock	2,379,184	—	—
Exercise of Stock Options	10,000	—	—
Proceeds from Issuance of Subordinated Debentures	—	3,093,000	—

	2,254,184	2,994,000	(90,000)

Increase in Cash	203	3,950	11,473
Cash, Beginning	26,246	22,296	10,823

Cash, Ending	$26,449	$26,246	$22,296